Exhibit 10.31

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) hereby is made and entered into by and between Michael P. North (“Executive”) and Amedisys, Inc. (the “Company” or “Amedisys” and together with Executive, collectively the “Parties” and individually a “Party”), and to and for the benefit of the stockholders, directors, officers, successors, subsidiaries, employees, supervisors, advisors, attorneys, affiliates, lenders, heirs, assigns, agents, parents, employee retirement benefit plans, and non-retirement employee benefit plans of the Company and of Amedisys Holding, L.L.C. (collectively, “Releasees”).
RECITALS
    WHEREAS, Executive’s employment with the Company will terminate for reasons covered by Section 4 of the Amedisys Holding, L.L.C. Amended and Restated Severance Plan for Executive Officers, as amended (the “Severance Plan”);
WHEREAS, the Parties desire to end their employment relationship amicably and forever resolve all employment-related issues, if there are any, which have arisen or may arise up to the Effective Date (as defined below) of this Agreement;
    WHEREAS, Executive, as a senior executive of Amedisys, has provided business and professional covenants to the Company and had access to “Confidential Information” (defined below and in documents incorporated herein by reference) of the Company; and
    WHEREAS, the Company desires that Executive reaffirm all of his existing, post-employment covenants to the Company and protect its Confidential Information, and Executive reaffirms his ongoing, post-employment contractual covenants to the Company including but not limited to the Amedisys, Inc. Dispute Resolution Agreement (“DRA”), his Executive Protective Covenants Agreement (“EPCA”), his obligations to refrain from using or disclosing the Company’s Confidential Information, privileged communications, and attorney-work product and to provide a prospective covenant not to disparage the Company for a reasonable period of time as specified herein.
AGREEMENT
In consideration of the premises, promises and other items contained herein, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:
1.Separation of Employment. Executive’s employment as Chief Information Officer with the Company is hereby terminated as of August 31, 2024 (the “Separation Date” or the “date of Employment Termination”), on which date he will relinquish all rights, privileges, duties, responsibilities, and authority of his position with the Company except for Executive’s contractual and professional covenants and obligations that survive his employment with the Company. The “Effective Date” of this Agreement is the eighth day after the date on which it is signed timely by Executive if not revoked in accordance with Section 12 below. The Parties agree that Executive will not sign the Agreement before the Separation Date.
2. Non-Contingent Payments and Benefits. Regardless of whether Executive signs and does not revoke this Agreement, Amedisys (a) has paid or will pay his regular base salary through August 31, 2024, and (b) has or will reimburse all reasonable, necessary and preauthorized business expenses incurred prior to August 31, 2024. Executive shall submit all requests to the Company for expense reimbursements on or before the Separation Date. Any requests submitted thereafter shall not be eligible for reimbursement, unless required by applicable law.
3.Compensation under Agreement and Related Benefits. Subject to Executive’s execution and non-revocation of this Agreement and his performance of his covenants and obligations under this Agreement and to reconcile and forever resolve all differences among the Parties relating to Executive’s employment and the period thereof, the Company hereby agrees to pay or provide Executive the compensation and/or benefits outlined below. The specific terms of the “Severance Payment” to be paid to Executive hereunder are as follows:
(a)Salary and Bonus. The Company shall pay to Executive a gross amount of ONE MILLION FIVE HUNDRED THIRTY-TWO THOUSAND ONE HUNDRED TWENTY-FIVE DOLLARS AND ZERO CENTS ($1,532,125.00). The amount is equal to an enhanced multiple of two (2) times the sum of (A) the Executive’s base salary, as in effect on the date of Employment Termination and (B) the greater of (x) an amount equal to the cash bonus earned by the Executive for the previous fiscal year or (y) an amount equal to the Executive’s short-term incentive bonus target percentage for the fiscal year of the Employment Termination times the Executive’s base salary as in effect on the date of the Employment Termination, which amount shall be payable in a lump sum amount in accordance with the Company’s normal payroll practices on the first regularly-scheduled payroll date immediately following the Effective Date hereof.
(b)Cash Award. The Company shall pay to Executive a gross amount of ONE MILLION SEVEN HUNDRED SEVENTY-EIGHT THOUSAND FIVE HUNDRED AND NINETY-TWO DOLLARS AND FORTY-EIGHT CENTS ($1,778,592.48) (the “Cash Award”) payable in a lump sum amount in accordance with the Company’s normal payroll practices on the first regularly-scheduled payroll date immediately following the Effective Date hereof. Such Cash Award (which is not due pursuant to the terms of the Severance Plan) equals Executive’s unvested equity awards as of August 22, 2024, at a per share price of $101.00.
(c)Stock Vesting. Any unvested equity awards issued in the name of Executive as of the date of termination will vest in accordance with the terms contained in the applicable Award Agreement for such awards.
4.Employee Benefits. Except as set forth in this Agreement or as otherwise required by applicable law (including without limitation the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended), the Employee’s participation in and rights under any Company employee benefit plans and programs will be governed by the terms and conditions of those plans and programs, which plans, programs, terms and conditions may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted by law.
5.Executive Bears the Tax Liabilities. Other than withholdings from his “Non-Contingent Payments and Benefits” set forth in Section 2 and the Severance Payment provided in Section 3, Executive agrees that to the extent that any federal, state, or local taxes, interest or penalties of any kind may be due or payable as a result of (i) payments made hereunder to

Executive or on his behalf and/or (ii) benefits of any kind made available hereunder to Executive or on his behalf, Executive will be solely responsible for the payment of such taxes and will hold Company harmless, and will indemnify Company, from and against all claims, penalties, fees, assessments, fines or other costs arising from said payments.
6.Surrender of Property. Executive warrants and guarantees that he has returned to the Company on or before August 31, 2024, all originals, duplicates and images of all Company property and information, including but not limited to Company documents, disks, computers, files, software and credit cards that Executive received in connection with his employment with the Company. The “property and information” surrendered hereunder shall include all emails, text messages, photographs, written communications, images, collected records and other materials of any kind that relate in any way to, or have as their subject, any current or former director, officer and/or employee of the Company that is in the possession, access or control of Executive. Executive agrees that he will not retain any copies, duplicates, reproductions or excerpts thereof.
7.Release of Claims. For all of the purposes of this Section 7, the term “Company” shall be deemed to include the Releasees defined above. Executive hereby unconditionally agrees to release, discharge, and hold harmless Company from any and all claims that may arise out of Executive’s employment, relationship and affiliation with Company and its directors, executive officers and agents and/or the termination of said employment. In consideration of the above described promises and payments, Executive agrees on behalf of himself and all persons who may claim through him to hereby irrevocably and unconditionally release, acquit and forever discharge the Company from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, wages, salary, benefits, compensation, debts or expenses of any kind whatsoever, known or unknown, suspected or unsuspected, which Executive now has, owns or holds or which Executive at any time heretofore had, owned, or held, including but not limited to (i) all claims based on alleged or actual rights arising under any federal, state, or local laws prohibiting race, sex, religion, age, disability or other forms of discrimination or retaliation, including without limitation, (A) the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and the Older Workers Benefits Protection Act (“OWBPA”), (B) the Tennessee Human Rights Act (Tenn. Code Ann. § 4-21-101 et seq.) (“THRA”), (C) Tennessee Disability Act (“TDA”) (Tenn. Code Ann. § 8-5-103 et seq.), (D) Tennessee Public Protection Act (“TPPA”) (Tenn. Code Ann. § 50-1-304), (E) Title VII of the Civil Rights Act of 1964, as amended, (F) the Occupational Safety and Health Act, (G) the Americans With Disabilities Act, as amended (H) the Family and Medical Leave Act, (I) all written Employment Agreements, (J) the Employee Retirement Income Security Act of 1974, as amended, and/or (K) any other federal, state or local laws relating to or otherwise regulating Executive’s employment with Company, (ii) any claims of any nature based on or arising out of (A) Executive’s employment with Company or the cessation of such employment, including but not limited to whistleblower and unlawful retaliation claims, and/or (B) any alleged oral or written employment agreement or contract, or (iii) any claims based on fraud, tort, contract, negligence, recklessness or intent of any nature whatsoever. Except as specifically provided herein, Executive hereby releases any and all rights, claims, entitlements, compensation, equity or other privileges under the Severance Plan and the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan, as amended to date. It is the intention of Executive and Company that this Agreement constitute a complete and general release of all of Executive’s claims of every nature arising on or before the Effective Date and shall be effective as an affirmative defense to any and all such claims or potential claims of any kind whatsoever, whether known or unknown. Executive represents and warrants that he has not filed any civil action, suit, arbitration, administrative civil action, or legal proceeding against Company, that he has not assigned, pledged, or hypothecated his claims to any person, and that no other person has an interest in the claims that Executive is releasing herein. Nothing in this Section 7 or in any other part of this Agreement shall be construed to release either party from obligations under this Agreement, the Consulting Agreement or under any applicable terms and provisions of the Company’s 401(k) Plan. Nothing in this Agreement limits or terminates Executive’s right to file a charge or complaint with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other federal, state, or local governmental agency (collectively, the “Governmental Agencies”). However, by signing this Agreement, Executive is waiving the right to any monetary recovery or other relief (other than monetary awards from the Securities and Exchange Commission’s whistleblower program) should the Governmental Agencies pursue any claims on Executive’s behalf and assigns any such recovery to the Company.
8.Executive’s Covenants to the Company.
(a)Executive’s Covenants and Obligations. Executive acknowledges and agrees that pursuant to his employment with the Company as Chief Information Officer he has accepted several professional, contractual and other binding covenants and obligations that inured to the benefit of the Company both during his employment and following the termination of his employment. Executive recognizes that his fulfillment of all such covenants and obligations is a significant and material factor in the Company’s desire to enter into this Agreement. Executive, in recognition of the reasonableness of the scope and terms of all such covenants that survive the termination of his employment, hereby reaffirms and agrees following the Effective Date to perform and fulfill all covenants and obligations to the Company that are contained in the EPCA, the DRA, the Amedisys Policy Manual (including the Company’s Information Security Policy (“ISP”)) (“Policy Manual”), and all other legal, professional and contractual covenants and obligations that he has to the Company. The EPCA and its definitions, terms, conditions, covenants, remedies, and other provisions are incorporated herein by reference as if set forth fully herein. To the extent that the post-employment temporal duration of any such covenant in the EPCA to which Executive has been subject prior to the Effective Date of this Agreement are different from the covenant’s temporal duration stated in this Agreement, the longer temporal duration stated in this Agreement shall apply and govern the covenant(s). It is expressly understood and agreed by Executive that although Executive considers the restrictions in this Agreement to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator may determine or indicate to be enforceable. Without limiting the generality of the foregoing promises, Executive reaffirms, accepts and/or promises to fulfill the following specific covenants and obligations:
(i)Confidentiality and Non-Disclosure of Information: those non-disclosure and confidentiality covenants (as more fully articulated in Paragraph 2 of the Company’s EPCA) will survive in perpetuity. The duty to maintain the confidentiality of any particular information will end when such information is in the public domain by means other than a breach of confidentiality or non-disclosure by Executive.
(ii)Non-Competition with Company (as more fully articulated in Paragraph 3.a of the EPCA) for the duration stated in Paragraph 3.a of the EPCA.
(iii)Non-Solicitation of Business (as more fully articulated in Paragraph 3.b of the EPCA) for the duration stated in Paragraph 3.b of the EPCA.
(iv)Non-Solicitation of Employees (as more fully articulated in Paragraph 3.c of the EPCA) for the duration stated in Paragraph 3.c of the EPCA.

(v)Non-Disparagement: Executive will not make any disparaging statements to current, former or prospective Company customers, contractors, vendors, stockholders, directors or executive officers, or to any media representatives or any other person about the Company, its affiliates or subsidiaries, or their current or former officers, directors or employees. This covenant continues for three (3) years from the Effective Date. This additional covenant is stated more completely in Section 11 below.
(vi)Any and all other covenants of the Executive that are currently in place and, by their terms, survive Executive’s term of employment will continue in accordance with their stated terms.
(b)Company’s Neutral Reference. Executive shall direct all third parties inquiring or reasonably likely to inquire about Executive’s employment with the Company to The Work Number at 800-367-2884 or www.theworknumber.com (Employer Code: 15071). In response to such inquiries received by such person, the Company will communicate only the Employee’s dates of employment and last position held with the Company.
9.Confidentiality.
(a)Executive agrees that any and all discussions and requests leading up to this Agreement are strictly confidential. Executive agrees to take all reasonable efforts to preserve the confidentiality of all discussions and requests leading to the Parties’ entry into this Agreement. The attorneys who have been in these discussions are understood and agreed to be bound to confidentiality of the discussions of the terms of the Agreement.
(b)Without the prior written consent of Company, and subject to the exception in Section 9(c) below, Executive agrees not to disclose, discuss or reveal any “Confidential Information” (as defined or described in the EPCA, the Amedisys Policy Manual and the ISP), in the absence of a subpoena, summons, or court order. Without limiting the generality or breadth of the scope of Executive’s obligations to preserve in perpetuity the absolute privacy and confidentiality of Confidential Information, Executive is obligated to maintain the complete confidentiality of all matters in which, during the term of his employment at the Company, he has collected information, emails, texts, and attachments thereto that involve or relate in any way to the board of directors, stockholders, executives, and/or employees of Amedisys. In order to allow the Company to preserve the confidentiality of attorney-client communications or attorney work product or any other legally protected Confidential Information as defined or described in the EPCA, the Amedisys Policy Manual and/or the ISP, such as trade secrets, Executive further agrees that, if he receives any subpoena, summons or court order requiring him to testify in a proceeding involving the Company, he will use commercially reasonable efforts to inform the Company within five (5) business days of receipt of such request or demand, or at least three (3) days before the date requested for such testimony, whichever is earlier. In the event a subpoena, summons or court order is served on Executive requiring him to testify without at least three (3) days’ notice, he will use commercially reasonable efforts to inform the Company as soon as reasonably practicable (e.g., by email or telephone, if that is the most expedient manner under the circumstances), and Executive shall cooperate with the Company in any proceeding at the Company’s expense. Executive shall not disclose any attorney-client communications or attorney work product information to which the Company has a good faith claim of privilege without first complying with the procedure set forth in this Section 9(b). Executive shall have no authority to waive the Company’s attorney-client or attorney work product privileges.
(c)Nothing in this Section 9 or otherwise in this Agreement prevents Executive from complying with any applicable laws, cooperating fully in any investigation by any governmental agency or providing any information to any governmental agency or governmental investigator acting lawfully in an official capacity.
10.    Consultation and Assistance. Executive agrees that for the Term during which Severance Payments are made to him, he will remain reasonably accessible and available to the Company for consultation as the Company may request or desire from time to time, and provide all reasonable assistance to the Company and its counsel regarding any business, legal or other matters (including but not limited to litigation, arbitration, investigations or governmental proceedings) in which Executive’s participation and/or involvement is necessary or desirable, all in a timely fashion and at such times as may be mutually agreeable to the parties concerned. Such assistance shall include appearing from time to time at the office of the Company or its counsel for conferences and interviews and, in general, providing the Company and its counsel with the full benefit of Executive’s knowledge, in a complete, candid, and truthful manner, with respect to any matter involving or arising out of his employment with the Company, and shall include the obligation to testify truthfully in connection with any such matter.
11.    Executive’s Covenant of Non-Disparagement. Subject to the provisions of Section 9, including the provisions of Section 9(c) which allow full cooperation with any government investigation, Executive agrees that he will not make any disparaging statements to current, former or known-to-be-prospective Company customers, contractors, vendors, stockholders, board members or executive officers, or to any media representatives or any other person about the Company, its affiliates or subsidiaries, or the Company’s or their employees, officers or directors. As used in this Agreement, “disparaging statement” means any communication, statement, dissemination of information, or other representation, oral, written or otherwise, directly or indirectly, which would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness or good character of the person or entity to whom the communication relates or has as its subject. Notwithstanding the foregoing, this covenant of nondisparagement shall not preclude Executive from making truthful statements that are, as a matter of law, required to be made in a public judicial setting by applicable law, regulation or process. Executive’s covenant of nondisparagement shall remain in full force and effect for a period of three (3) years after the Effective Date.
12.    Right to Review and Revoke. Executive acknowledges and agrees that, in addition to his previous familiarity with this Agreement’s template as an exhibit to the Severance Plan, he has a period of twenty-one (21) days beginning on the day when he received the original form of the Company’s proposal of this Agreement to consider, execute, and deliver this Agreement to the Company. Executive further acknowledges, understands and agrees that for a period of seven (7) days following the execution of this Agreement, he may revoke this Agreement in writing and that such revocation must be timely received by Caitlin Franklin, Acting Chief People Officer, Amedisys, Inc., 1005 17th Avenue South, Suite 810, Nashville, Tennessee 37212. The twenty-eight (28) day period described in this Section 12 that includes the maximum consideration and revocation period shall be referred to as the “Release Execution Period” for purposes of this Agreement.

    13. Equitable and Legal Remedies.

(a)General Company Rights and Remedies. In the event of Executive’s breach or violation of, or Executive’s failure to completely and timely perform Sections 8, 9, 10 or 11 of this Agreement in any respect, (i) the Company’s obligation to perform any of its remaining obligations hereunder (except as provided below), including the obligation to provide any further compensation under any provision of Section 3 (a) and/or (b) above, shall immediately terminate and (ii) Executive shall be required to repay to the Company, as Liquidated Damages, all prior Severance Payments paid by the Company to Executive, as of the date of the breach, pursuant to Section 3 (a) and/or (b) of this Agreement (Executive’s repayment obligation is referred to and regarded as “Liquidated Damages”), which repayment shall be made by Executive within thirty (30) calendar days after the date of the Company’s written notice to Executive notifying Executive of such breach. To the extent that Executive does not make a required repayment to the Company pursuant to this Section 13 within thirty (30) calendar days following demand by the Company, the Company shall have the right to reduce, cancel or withhold against any outstanding equity-based compensation, or require a substitute form of repayment, in each case to the maximum extent permitted under applicable law. For the avoidance of doubt, Executive’s releases set forth above in Section 7 and all of Executive’s other restrictive covenants and obligations stated or incorporated herein by reference shall remain in full force and effect following any such breach by Executive. The Company shall be entitled under the Agreement to stop making any further payments or awards that have been made prior to the Company’s actual discovery of Executive’s breach when and if the Company proves the Executive’s breach of any of Sections 8, 9, 10 or 11 of this Agreement. Executive agrees that the Company shall not have any requirement of any kind to allege or prove in court or arbitration that any damages were actually inflicted upon or suffered by the Company as a result of the Executive’s breach in order to be entitled to recover Liquidated Damages under Section 13(a). Damage to the Company being caused by any such breach shall be presumed as a matter of law with regard to Liquidated Damages.
(b)Parties’ Equitable Relief. Each of the Parties shall have the right to enforce its rights, if any, to equitable relief hereunder through any one or more of the following mechanisms, which may be pursued by a Party at any time and at such Party’s sole discretion: judicial action before any court of competent jurisdiction in Davidson County Tennessee to obtain equitable remedies and/or judicial action before any court of competent jurisdiction in Davidson County Tennessee to obtain temporary and/or permanent injunctive relief. In the event a Party breaches, or threatens to breach, any of the provisions of this Agreement, the other Party shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may possibly cause irreparable injury to the other Party and that money damages may not provide the other Party with an adequate remedy. Such equitable rights and remedies shall be in addition to, and not in lieu of, any other legal rights/remedies available to a Party under law in arbitration as provided herein below. The Parties recognize and agree that a Party’s remedy at law for breach of this Agreement might be inadequate, and further agrees that, for breach of such provisions, a Party may be entitled to equitable remedies.
(c)Parties’ Legal Relief. Except for the specific equitable remedies provided above, any dispute, controversy, or claim arising out of or related to this Agreement or any breach or termination of this Agreement, including but not limited to the covenants Executive provides to the Company, the consideration the Company provides to Executive, and any alleged violation of any federal, state, or local statute, regulation, common law, or public policy, whether sounding in contract, tort, or statute, shall be submitted by either or both Parties to and decided solely by binding private confidential arbitration. Arbitration shall be administered by a single neutral arbitrator mutually agreeable to Executive and the Company or, if the Parties are not able to reach mutual agreement in the selection of the arbitrator, with the American Arbitration Association using the Employment Arbitration Rules and Mediation Procedures and held in Davidson County Tennessee. Any arbitral award determination shall be final and binding upon the Parties and to the maximum extent legally permissible, private and confidential. Judgment on the arbitrator's award may be entered in any court of competent jurisdiction. Arbitration shall proceed only on an individual basis. The Parties waive all rights to have their legal disputes (without limiting the equitable remedies provided above) heard or decided by a jury or in a court trial and the right to pursue any class or collective claims against each other in court, arbitration, or any other proceeding. Each party shall only submit their own individual claims against the other and will not seek to represent the interests of any other person. The arbitrator shall have no jurisdiction or authority to compel any class or collective claim, or to consolidate different arbitration proceedings with or join any other party to an arbitration between the Parties. The arbitrator, not any court, shall have exclusive authority to resolve any dispute, except those involving the equitable remedies provided above, relating to the enforceability or formation of this Agreement and the arbitrability of any legal damages dispute between the Parties, except for any dispute relating to the enforceability or scope of the class and collective action waiver, which shall be determined by a court of competent jurisdiction. Further, in the event of any litigation for equitable relief in court and/or litigation for legal remedies in arbitration arising out of or in connection with a breach of this Agreement by either Party, the prevailing Party shall be entitled to recover from the non-prevailing party, the prevailing Party’s reasonable attorneys' fees and expenses.
14.    Construction and Entire Agreement. This Agreement is not and cannot be construed as an admission by the Company or Executive that either has acted wrongfully with respect to the other or that either of them has any claim whatsoever against the other. This Agreement is governed by and is to be construed in accordance with the law of the State of Tennessee. The provisions of this Agreement are severable and, if any part of it is found to be unenforceable, the other Sections and/or provisions shall remain fully valid and enforceable. No provision of this Agreement may be modified, amended or revoked, except in a writing signed by Executive and an authorized officer of the Company. This Agreement, except as specifically provided hereinabove, supersedes, terminates and replaces any and all previous or contemporaneous written or oral communications or agreements relating to Executive’s employment and the period thereof, and the parties, except as specifically provided hereinabove, hereby acknowledge that no other contracts, arrangements or understandings exist that pertain to any of the subjects, matters or issues addressed by this Agreement.
15.    No Reliance. Each Party represents, acknowledges and agrees that, in executing this Agreement, such Party does not rely and has not relied upon any promise, representation or statement not expressly set forth herein made by the other Party or, in the case of the Company, its executive officers, board of directors or agents with regard to the subject matter, basis or effect of this Agreement or otherwise, and each Party further represents, acknowledges and agrees that there have been no such representations, promises, or statements made by the other Party, except as specifically set forth in this Agreement.
16.    Code Section 409A Compliance. The compensation and benefits payable pursuant this Agreement are intended to be exempt from, or comply with, as applicable, the requirements of Internal Revenue Code Section 409A and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively,

“Section 409A”). To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after Executive’s “separation from service” (within the meaning of Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service. If the payment of any such amount is delayed in accordance with the previous sentence, then any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Section 409A shall instead be paid to Executive in a lump-sum cash payment in the seventh month following Executive’s separation from service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death). If Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Section 409A, then any amounts payable hereunder on account of a termination of Executive’s employment and which are subject to Section 409A (or any exemption therefrom that requires the occurrence of a “separation from service” as a condition to payment) shall not be paid until Executive has experienced a “separation from service” within the meaning of Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and Executive shall cooperate in good faith to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Parties determine are reasonably necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, that this Section 16 does not, and shall not be construed so as to, create any obligation on the part of the Company or any affiliate or Executive to adopt any such amendments, policies or procedures or to take any other such actions. Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates shall have any liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from, or compliant with, Section 409A are not so exempt or compliant or for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law. Each payment payable hereunder in series of installments, including without limitation any payment of the Severance Payment or other benefits, shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Section 409A.

17.    Non-Interference. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits the Executive from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or statements to a governmental or regulatory entity, or from responding if properly subpoenaed or otherwise required to do so under applicable law.
18.    Consultation with Attorney. Executive is advised in writing by the Company to consult with an attorney prior to executing the Agreement. Executive, who is represented in the review of this Agreement by legal counsel of his own choosing represents and agrees he has carefully read and fully understands all the provisions of this Agreement and that he is voluntarily entering into this Agreement. Executive further acknowledges and agrees (i) the Company’s position is that the compensation and benefits he will receive hereunder exceed what he may otherwise be entitled to receive, and (ii) that the above Section 7 of this Agreement includes a release and waiver of any and all claims of age discrimination Executive may have under the Age Discrimination in Employment Act (ADEA) and the Older Worker Benefits Protection Act (“OWBPA”). Executive understands that Executive does not waive rights or claims under the ADEA that may arise after the date this Agreement is Effective.
(signature page follows)

PLEASE READ CAREFULLY. THIS IS A RELEASE OF ALL CLAIMS, KNOWN OR UNKNOWN.

Executed 8/31/2024

                    EXECUTIVE

/s/ Michael North
MICHAEL P. NORTH

Executed 9/9/2024

AMEDISYS, INC. (“COMPANY”)

By: /s/ Caitlin Franklin
Name: Caitlin Franklin
Title: Acting Chief People Officer

Date proposed Agreement delivered to Executive: August 22, 2024.

21-day period to consider this Agreement ends: September 12, 2024.

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